Exhibit 1


                                                           Courtesy Translation


                         SGL CARBON AKTIENGESELLSCHAFT



                           ARTICLES OF INCORPORATION



                                   SECTION I


                              GENERAL REGULATIONS




                                   ARTICLE 1

                 NAME AND REGISTERED OFFICE OF THE CORPORATION


1.        The name of the Corporation is

                         SGL CARBON AKTIENGESELLSCHAFT


2.        It has its registered office in Wiesbaden.



                                   ARTICLE 2

                          PURPOSE OF THE CORPORATION


(1) The Corporation is a holding company for a group of companies active especially in the following fields:

          {circle} all kinds of carbon products, in particular industrial products made of natural and artificial carbon and graphite;

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          {circle} carbon  and  graphite  materials and products such as fibers, composite materials, foils and graphite processing equipment including industrial facilities;

          {circle} other ceramic materials and products;

          {circle} corrosion resistant materials and

          {circle} the production or extraction of other substances and products related to the foregoing.

(2) The Corporation itself may engage in activities described in Par. (1) and may make resources and funds available to companies in which it holds an interest. The Corporation is authorized to take all actions and measures that relate to the purpose of the Corporation or which serve such purpose, directly or indirectly.

(3) The Corporation may also establish, acquire, take an equity interest in or consolidate other companies, especially those which are active in the fields described in Par. (1). The Corporation is authorized to take shares in any kind of company, especially for the purpose of investing the funds of the Corporation. With respect to corporations in the group and other companies in which the Corporation has an interest, it may limit itself to the administration of its interest as well as act in its discretion regarding its ownership interests.



                                   ARTICLE 3

                           CAPITAL STOCK AND SHARES


(1)       The   capital   stock    of   the   Corporation   amounts   to   Euro
          142,938,342.40 (Euro one hundred forty-two million nine hundred thirty- eight thousand and three hundred forty-two and forty Cent).

(2)       The   capital   stock  is  divided  into  55,835,290 shares.

(3)       The shares are bearer shares.

(4) The Corporation may issue share certificates representing several shares (multiple share certificates). Shareholders may not require the issuance of share certificates.

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(5)       If the share capital is increased, the profit sharing rights  of  any
          new   shares  may  deviate  from  Section  60  of  the  German  Stock
          Corporation Law  (Aktiengesetz).

(6) The Executive Committee is authorized to increase the Company's share capital with the approval of the Supervisory Board by issuing new shares against cash and/or non-cash contributions on one or several occasions by a total of up to [e]5,153,080.32 (authorized capital I) by April 29, 2007. The shareholders are to be granted subscription rights. The Executive Committee is authorized with the approval of the Supervisory Board to exclude fractions from the shareholders' subscription rights. Furthermore, the Executive Committee can exclude the shareholders' subscription rights with the approval of the Supervisory Board

          (i)  to the extent  necessary  to enable the  holders of  warrants or convertible bonds which have been issued by SGL CARBON Aktiengesellschaft or by a wholly owned direct or indirect subsidiary to be granted subscription rights to shares to the same extent to which they would be entitled following the exercise of the options or conversion rights, or after fulfillment of conversion obligations;

          (ii) if the  new  shares  are  issued  to  employees  of  SGL  CARBON
               Aktiengesellschaft or companies affiliated with SGL CARBON Aktiengesellschaft within the meaning of sections 15 ff. of the AktG. However, for this purpose the share capital can only be increased by a total of no more than [e]768,000.00 by issuing a total of up to 300,000 new no-par value shares on one or several occasions;

         (iii) if the  new  shares  are  issued  to  employees  of  SGL  CARBON
               Aktiengesellschaft or companies affiliated with SGL CARBON Aktiengesellschaft within the meaning of sections 15 ff. of the AktG participating in the Matching Share Plan of SGL CARBON Aktiengesellschaft. However, for this purpose the share capital can only be increased by a total of no more than [e]528,888.32 by issuing a total of up to 206,597 new no-par value shares on one or several occasions;

          (iv) if the new shares are issued as part of a capital increase against non-cash contributions for the acquisition of companies, divisions of companies, or equity interests in companies; and

          (v) for a total of no more than [e]5,597,299.20 if the new shares are issued as part of a capital increase against cash contributions at an issuing price which is not significantly lower than the market price.

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(7)       The  Executive  Committee  is  authorized,  with the  approval  of the
          Supervisory Board, to increase the Company's share capital by a total of up to EUR 21,058,304.00 (authorized capital Ia) by issuing 8,225,900 new no-par value shares for non-cash contributions on one or several occasions through May 2, 2006. The Executive Committee is authorized, with the approval of the Supervisory Board, to exclude
          fractions  from  shareholders'   subscription  rights.  The  Executive
          Committee is also authorized, with the approval of the Supervisory Board, to exclude fractions from all shareholders' subscription rights in order to issue new shares against non-cash contributions for the purpose of acquiring companies or interests in companies.

(8) The share capital of the Company is conditionally increased by a further EUR 3,840,000.00, divided into 1,500,000 bearer shares with a proportional interest in the share capital of EUR 2.56 per share. The conditional capital increase will only be implemented to the extent that warrantholders of bonds with warrants or holders of conversion rights from convertible bonds, which are issued by SGL CARBON Aktiengesellschaft or a wholly-owned direct or indirect subsidiary of SGL CARBON Aktiengesellschaft on the basis of the authorizing resolution of the General Meeting of April 27, 2000, exercise their option or conversion rights, or to the extent that holders of convertible bonds with a conversion obligation, where those convertible bonds are issued on the basis of the authorizing resolution of the General Meeting of April 27, 2000 by SGL CARBON Aktiengesellschaft or a wholly-owned direct or indirect subsidiary of SGL CARBON Aktiengesellschaft, fulfill their conversion obligation. The new shares shall participate in the Company profits as of the beginning of the fiscal year in which they are created through the exercise of conversion rights or options or through the fulfillment of conversion obligations.

(9) The share capital is conditionally raised by an additional nominal EURO 4,096,000.00. The conditional increase of the share capital will be executed only by issuing up to 1,600,000 new shares with the right to participate in the profits of the Corporation from the beginning of the fiscal year in which they were issued and will only be executed insofar as the owners of stock options, which were issued within the scope of the stock option plan of the Corporation based on the authorization of April 27, 2000, make use of their rights to purchase shares.

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(10)      The  share  capital  of  the Company is  conditionally  increased  by a further EUR 5,520,499.20, divided into 2,156,445 bearer shares with a proportional interest in the share capital of EUR 2.56 per share. The conditional capital increase will only be implemented to the extent that warrantholders of bonds with warrants or holders of conversion rights from convertible bonds, which are issued by SGL CARBON Aktiengesellschaft or a wholly-owned direct or indirect subsidiary of SGL CARBON Aktiengesellschaft on the basis of the authorizing resolution of the General Meeting of May 3, 2001, exercise their option or conversion rights, or to the extent that holders of convertible bonds with a conversion obligation fulfill their conversion obligation. The new shares shall participate in the Company profits as of the beginning of the fiscal year in which they are created through the exercise of conversion rights or options or through the fulfillment of conversion obligations."




                                   ARTICLE 4

                                  FISCAL YEAR


          The fiscal year is the calendar year.







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                                  SECTION II


                                    BY LAWS


                            A. THE EXECUTIVE BOARD



                                   ARTICLE 5

                        COMPOSITION, RULES OF PROCEDURE


(1) The Executive Board shall consist of several members, the number of which shall be determined by the Supervisory Board.

(2) The Supervisory Board may appoint a member of the Executive Board as Chairman of the Executive Board.

(3) Resolutions of the Executive Board are passed by a simple majority vote unless a greater majority is required by law. In the event of a tie in votes for resolutions which are to be passed by a simple majority, the Chairman has the casting vote if the Executive Board consists of more than two persons.



                                   ARTICLE 6

                          AUTHORIZED REPRESENTATIVES


(1) The Corporation is legally represented by two members of the Executive Board or by one member of the Executive Board together with an authorized signatory ("Prokurist"). Otherwise, the Corporation is represented by authorized signatories or by other authorized persons as determined by the Executive Board.

(2)       No authorized signatory shall have sole power of representation.

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                           B. THE SUPERVISORY BOARD



                                   ARTICLE 7

                    COMPOSITION, ELECTIONS, TERM OF OFFICE


(1) The Supervisory Board consists of twelve members. Six of the members shall be elected by the annual stockholders' meeting and six members by the employees in accordance with the provisions of the Codetermination Law (Gesetz uber die Mitbestimmung).

(2) The members are elected for the period through the conclusion of the stockholders' meeting which is to decide on their discharge for the fourth fiscal year after election, not counting the fiscal year in which the election takes place.

(3)       Departing members are eligible for re-election.

(4) A member of the Supervisory Board may resign from office on submission submission of a written declaration to the Chairman of the Supervisory Board or to the Executive Board giving notice of four weeks. Resignation without notice is permitted in case of good cause.

(5) The annual stockholders' meeting may nominate substitute members to replace the ordinary members of the Supervisory Board who leave office prematurely, and such substitute members will become members of the Supervisory Board when elected by the stockholders' meeting. The term of office of a substitute member expires at the end of the annual stockholders' meeting following his entering into office; if no successor is elected at the next annual stockholders' meeting, the term of office shall continue until the end of the term of office of the ordinary member who departed prematurely from the Supervisory Board. Successors of ordinary members shall be elected for the remaining term of office of the retired member.

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                                   ARTICLE 8

                                 CHAIRMANSHIP


(1) Following the annual stockholders' meeting in which the members of the Supervisory Board have been elected, a meeting of the Supervisory Board is held for which no special invitation is required. Pursuant to the provisions of the Codetermination Law, the Supervisory Board shall at this meeting elect a Chairman and a Deputy Chairman for the duration of its term of office.

(2) In order to carry out the tasks defined in Art. 31, par. 3 of the Codetermination Law, the Supervisory Board shall subsequently form a committee composed of the Chairman, his deputy and two other members, one of whom is elected by the members of the Supervisory Board representing the employees and the other one by the members of the Supervisory Board representing the stockholders. These representatives are elected by a majority vote.

(3) If the Chairman or his deputy departs prematurely from office, the Supervisory Board shall immediately elect a successor.



                                   ARTICLE 9

                      CALLING OF MEETINGS, QUORUM, VOTING


(1) The Supervisory Board draws up its own rules of procedure. The following provisions apply to the calling of meetings, quorum and the conduct of business. The Supervisory Board may determine additional rules of procedure.

(2) The members of the Executive Board shall attend the meetings of the Supervisory Board unless the Supervisory Board or its Chairman should decide otherwise in individual cases.

(3) Meetings of the Supervisory Board are convened by the Chairman or in his absence by his deputy by giving 14 days prior notice. In urgent cases the period of notice may be reduced. The notice of the meeting shall contain the individual items of the agenda. Provided that all members of the Supervisory Board have been invited, a quorum shall be present if at least six members participate in the passing of the

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          resolutions.

(4) Unless other majorities are required by law, resolutions are passed by a simple majority of the votes cast. The Chairman determines the order of business as well as the method of voting. If there is a tie in votes, he decides whether the vote should be held again. If he considers it necessary, he is authorized to interrupt the meeting for a period of no longer than one week.

(5) Resolutions should only be passed on such items of the agenda which are stated in the meeting notice. If due notice has not been given of an item on the agenda, a resolution thereon is subject to approval by all members of the Supervisory Board. Absent members of the
          Supervisory Board will be given the opportunity to object to the passing of the resolution within a reasonable period of time to be determined by the Chairman; the resolution shall take effect only after the members of the Supervisory Board not having attended the meeting have not raised objection within such period.

(6) Members of the Supervisory Board who do not attend a meeting may participate in the passing of resolutions by the Supervisory Board and its committees by authorizing other members of the Supervisory Board to present their written votes at the meeting.

(7) The Chairman may arrange for a resolution of the Supervisory Board to be passed by securing written, telegraphic or telephonic votes of the members, provided no other member objects to this procedure within a reasonable period as determined by the Chairman.

(8) In addition to the committee mentioned in Art. 8, Par. (2), the Supervisory Board may form other committees from among its members and - so far as legally permissible - delegate decision-making powers to them.

(9) Declarations of intent by the Supervisory Board shall be made by the Chairman in the name of the Supervisory Board or, in his absence, by his deputy.

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                                  ARTICLE 10

                              SPECIAL COMPETENCE


(1) The Executive Board requires the approval of the Supervisory Board for the following actions, if such actions go beyond the ordinary course of business and are of significant economic importance to the
          Corporation:

          a) acquisition, disposal or encumbrance of real estate, rights equivalent to real property and rights to real estate;

          b) commencement of new or discontinuance of existing lines of production or business;

          c)    issuing of debt and long-term borrowing;

          d)    acceptance of guarantees, sureties and similar liabilities;

          e)    granting loans and other credits;

          f)    opening and closing branch offices;

          g)    purchasing or disposing of interests in other companies.

(2) Insofar as the Executive Board requires the consent of the Supervisory Board, such consent may, as far as legally permissible, be given in the form of a general authorization covering specified types of transactions.

(3) The Supervisory Board is authorized to make amendments to the articles of incorporation that only affect their drafting.



                                  ARTICLE 11

                     COMPENSATION OF THE SUPERVISORY BOARD


(1) Each Supervisory Board member will receive a fixed remuneration of EURO 20,000.00, payable after the end of the fiscal year, in addition to the payment of their expenses.

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(2)       The Chairman of the Supervisory Board will receive  twice  the  above figure, while the Deputy Chairman will receive one and a half times that rate. Each member of a Supervisory Board committee will receive EURO 2,000.00 for each committee meeting he or she attends.




                           C. STOCKHOLDERS' MEETINGS



                                  ARTICLE 12

                                   LOCATION


The stockholders' meeting shall be held at the seat of the Corporation or in cities of the Federal Republic of Germany with a stock exchange or with a population exceeding 200,000.



                                  ARTICLE 13

                     CALLING A MEETING OF THE STOCKHOLDERS


The stockholders' meeting shall be called pursuant to Art. 14 (1) at least one month prior to the deadline of depositing the shares, not counting the day on which the meeting is called nor the day of the depositing deadline.



                                  ARTICLE 14

                           RIGHT TO ATTEND MEETINGS


(1) Only such shareholders are entitled to attend and vote at stockholders' meetings who have deposited their shares during normal business hours either at one of the offices designated in the notice of the meeting, or with a German notary public, or with a deposit bank for securities, and leave them there until the termination of the stockholders' meeting. Such deposit shall also be deemed


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          effected  with one of the said offices if shares are blocked in favor of, and with the approval of, such office with a bank until the termination of the stockholders' meeting. The deposit shall be effected no later than at the end of the seventh day prior to the stockholders' meeting.

(2) If the deposit is made with a notary public, the notary shall deliver his certificate, stating the numbers of the shares deposited, to one of the offices designated in the notice no later than one day after expiration of the deadline.

(3) Shareholders depositing their shares or delivering a certificate of deposit in accordance with Subparagraph 2 above will be given a receipt in their name showing the number of the deposited shares, which also shall serve as admission ticket to the stockholders' meeting for the person named on it or for his duly appointed proxy.





                                  ARTICLE 15

                    CHAIRMAN OF THE STOCKHOLDERS' MEETINGS


(1) Meetings of the annual stockholders' meeting are chaired by the Chairman of the Supervisory Board, the additional member of the committee listed in Art. 8 Par. (2) who is elected to the Supervisory Board by the stockholders' meeting, or a member of the Supervisory Board or Executive Board elected by the Supervisory Board for this purpose. If no member of the Supervisory Board or of the Executive Board chairs the meeting, the Chairman shall be elected at the stockholders' meeting.

(2) The Chairman of the meeting may alter the order of items on the agenda. He shall determine the manner, form and order of voting on the resolutions.

(3) The Chairman of the General Meeting can allow the General Meeting to be recorded and broadcastusing electronic media to the extent that this is permitted by law.

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                                  ARTICLE 16

                     ADOPTION OF RESOLUTIONS AND ELECTIONS


(1) Each share shall grant the right to one vote at the stockholders' meeting.

(2) Voting rights can be exercised by representatives with power of attorney. If neither a credit institution nor a shareholders' association is appointed to be the shareholder's authorized representative, the power of attorney must be issued in writing or by electronic or other means to be determined more specifically by the Company. The details of the procedure for issuing powers of attorney by electronic or other means will be announced to the shareholders when the General Meeting is convened.

(3) Unless otherwise required by law, all resolutions of the the stockholders' meeting are adopted by a simple majority of votes and, if a capital majority is required, by a simple majority of the capital stock at the time of the meeting.

(4) Amendments to the articles of incorporation which only affect their wording may be made by the Supervisory Board.




                                  SECTION III



                      ANNUAL STATEMENT OF ACCOUNTS, ANNUAL
                         STOCKHOLDERS' MEETING, NOTICES



                                  ARTICLE 17

                         ANNUAL STATEMENT OF ACCOUNTS


(1) Within the first three months of each fiscal year, the Executive Board shall prepare the annual financial statements and the management report as well as the consolidated financial statements and the Group management report for the previous fiscal year and submit them to the

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          auditor.  The Executive  Board shall  present these  documents to the
          Supervisory Board immediately after preparation together with the proposal for the appropriation of retained earnings that it intends to make to the Annual General Meeting.

(2) The annual financial statements and the management reports for the Company and the Group, the report of the Supervisory Board and the proposal for the appropriation of retained earnings by the Executive Board shall be made available for inspection by the stockholders at the Company's offices from the date of convening the Annual General Meeting.



                                  ARTICLE 18

                         ANNUAL STOCKHOLDERS' MEETING


(1) The annual stockholders' meeting shall take place within the first eight months of every fiscal year.

(2) The annual stockholders' meeting shall resolve in particular the disposition of the net earnings of the year, elect the auditor, discharge the Executive Board and the Supervisory Board, elect the members of the Supervisory Board and, where required by law, approve the annual statement of accounts.



                                  ARTICLE 19

                          DISPOSITION OF NET EARNINGS


The net earnings of the year as listed in the annual statement of accounts are calculated after charging depreciation, value adjustments and amounts set aside by the Executive Committee and the Supervisory Board for provisions and reserves, shall be distributed to the stockholders except to the extent that the annual stockholders meeting shall resolve to use it in another manner.

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                                  ARTICLE 20

                            PUBLICATION OF NOTICES


Notices  of  the  Corporation   are   published   in   the   Federal   Bulletin
("Bundesanzeiger").


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